EXHIBIT 99.1


                           CONTACTS:      Larry B. Schlenoff
                                          Chief Financial Officer
                                          Zitel Corporation
                                          510-440-9600

                                          Robert J. Luth
                                          Chief Financial Officer
                                          MatriDigm Corporation
                                          408-360-3210

                                          Marianne O'Connor
                                          Sterling Communications, Inc.
                                          408-441-4100
                                          moc@sterling.com


               ZITEL CORPORATION SIGNS DEFINITIVE MERGER AGREEMENT
                           WITH MATRIDIGM CORPORATION

                --NEW COMPANY TO BE NAMED MATRIDIGM CORPORATION--

 FREMONT and SAN JOSE, CALIFORNIA, October 6, 1998 -- Zitel Corporation

 (Nasadq:ZITL) ("Zitel") and MatriDigm Corporation ("MatriDigm") jointly announced today that they have signed a definitive merger agreement providing for a combination of the two companies.  Zitel currently owns approximately one-third of MatriDigm, a privately held company that provides Year 2000 solutions software and services.


           The resulting combination of Zitel and MatriDigm will be a leading provider of software and services for information systems optimization.  Its primary businesses will include MatriDigm, a provider of highly automated factory solutions for the Year 2000 IBM COBOL code problem, and Datametrics, a provider of automated performance analysis and correlation software designed to solve computer performance problems.


           The merger will be effected by combining the ownership of Zitel and MatriDigm into a new publicly traded Delaware corporation.  Following the consummation of the transaction, the current shareholders of Zitel and

 MatriDigm will own approximately 55.5% and 44.5%, respectively, of the new

 Company.  The merger will include a tax-free exchange of stock whereby existing Zitel shareholders will receive one share of the new Company for each share of Zitel common stock they currently own, and existing MatriDigm shareholders will receive approximately 0.65 share of the new Company for each MatriDigm share they currently own. The name of the new Company will be MatriDigm Corporation.  For accounting purposes, the transaction will be treated as a purchase.


           The merger is subject to, among other things, Zitel and MatriDigm obtaining shareholders' approval of the transaction, as well as regulatory approval.  The financial advisers to Zitel and MatriDigm are Salomon Smith

 Barney Inc. and Robert E. LaBlanc Associates, Inc., respectively.  The transaction is expected to be completed early in calendar 1999.


           Jack H. King, who is currently President and Chief Executive

 Officer of Zitel, will continue as President of Zitel, which will consist of the Datametrics business unit, and serve as a member of the new

 MatriDigm Corporation Board of Directors.  Richard W. Ormond, currently

 Chairman, President and Chief Executive Officer of MatriDigm, will serve as

 President, Chief Executive Officer and a Member of the Board of Directors

 of the new MatriDigm.  The Chairman of the Board will be nominated and elected following the closing of the transaction.


           Mr. King said, "The new MatriDigm will be well-positioned in two promising segments of the technology marketplace: Y2K solutions and performance analysis and correlation software.  Our two companies are technologically and strategically an excellent fit.  In addition, Zitel shareholders will benefit from direct ownership and greater visibility of the MatriDigm business."


           Mr. Ormond commented, "Zitel had the vision and foresight to invest in the formation of MatriDigm in 1996, and has supported our company as we evolved to provide a unique solution to the Y2K problem.  We believe the Y2K market is reaching a critical point and that this is the most appropriate time to bring these two companies together to capitalize on this opportunity.  As we look toward the future, our technological synergies will have important applications beyond the year 2000."


           The agreement was unanimously approved by the Board of Directors of each company who were eligible to vote.  In connection with the execution of the merger agreement, certain shareholders of MatriDigm have entered into shareholder agreements with Zitel. The shareholder agreements provide for, among other things, such shareholders' commitment to vote in favor of the MatriDigm merger and the approval and adoption of the merger agreement.


           Zitel Corporation is an information technology company.  Its

 Datametrics subsidiary specializes in automated performance analysis and correlation software and its Year 2000 services include consulting, project management, planning, analysis, code conversion, code audit and testing.

 Zitel is headquartered in Fremont, California.  For additional information about Zitel, including instructions on how to receive press releases via e-

 mail, visit the Company's web site at http://www.zitel.com.


           MatriDigm Corporation is a software technology company

 specializing in the development of technologies and services that improve the understanding, maintenance, migration, modification, and testing of software applications.  MatriDigm currently offers products and services addressing the year 2000 problem for IBM COBOL code.  MatriDigm has received ITAA *2000 certification of its products and services.  For the nine months ended June 30, 1998, the company recorded revenues of $3.8 million and an net loss of $10.8 million (unaudited).  For more information about MatriDigm's business, please visit the company's web site at

 www.matridigmusa.com or call the Company's Response Center toll free at 1-

 888-YRS-2001.


           Investors are invited to participate in a teleconference call on

 Tuesday, October 6 with the management of Zitel and MatriDigm to discuss the transaction.  The call is scheduled to begin at 10:30 a.m. Eastern

 Daylight Time and can be accessed by dialing 1-888-790-1771.  The password is "Zitel."  Investors may listen to the conference call over the Internet through Vcall at http://www.vcall.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  A replay will also be available.

           This press release contains projections and other forward-looking statements regarding future events or the future financial performance of the Zitel Corporation and MatriDigm Corporation.  These statements are only predictions and actual events or results may differ materially.  Refer to the documents Zitel Corporation files from time to time with the Securities and Exchange Commission.  These documents contain and identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements in this press release.















































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